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                                                               Exhibit 12
                                                               ----------

        UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

              (Amounts in Thousands, Except Ratios)
                           (Unaudited)


                                                           Nine Months
                                                        Ended September 30,
                                                   -------------------------
                                                       1996          1995
                                                   ----------     ----------
Earnings:

  Income from continuing operations..............  $  504,368     $  440,091
  Undistributed equity earnings..................     (39,425)       (25,083)
                                                   ----------     ----------
            Total................................     464,943        415,008
                                                   ----------     ----------

Income Taxes.....................................     250,214        251,502
                                                   ----------     ----------
Fixed Charges:

  Interest expense including amortization of
      debt discount..............................     346,458        328,016
  Portion of rentals representing an interest
      factor.....................................      83,092         38,494
                                                   ----------     ----------
            Total................................     429,550        366,510
                                                   ----------     ----------
Earnings available for fixed charges.............  $1,144,707     $1,033,020
                                                   ==========     ==========

Fixed Charges -- as above........................  $  429,550     $  366,510
Interest capitalized.............................          --             --
                                                   ----------     ----------
            Total fixed charges..................  $  429,550     $  366,510
                                                   ==========     ==========

Ratio of earnings to fixed charges...............         2.7            2.8
                                                   ==========     ==========

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